Exhibit 10.1

MASTER INVESTMENT AND SECURITIES PURCHASE AGREEMENT

By and Between

WINGATE CAPITAL LTD.

and

E*TRADE FINANCIAL CORPORATION

Dated as of November 29, 2007

Table of Contents

-i-

Exhibits

A    -   Form of Indenture for Springing Lien Notes (including form of Springing Lien Notes)

B    -   Form of Order Handling Agreement

B-1  -  Form of Canadian Direct Market Access Agreement

C    -   ABS Purchase Agreement

D    -   Form of Registration Rights Agreement

E - Form of Parent Guaranty

-ii-

MASTER INVESTMENT AGREEMENT

MASTER INVESTMENT AND SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of November 29, 2007, by and between Wingate Capital Ltd. (“Purchaser”), and E*Trade Financial Corporation, a Delaware corporation (the “Company”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in ARTICLE I.

RECITALS:

WHEREAS, at the Initial Closing (as defined below) Purchaser has agreed to purchase and the Company has agreed to issue or sell, or to cause one of its Subsidiaries, in the case of clause (d) below, to sell, subject to the terms and conditions of this Agreement:

(a)
$1,500,152,000 aggregate principal amount of its 12.5% Springing Lien Notes due 2017 (the “Springing Lien Notes”) to be issued at the Initial Closing in accordance with the terms and conditions of the Indenture for the Springing Lien Notes in the form attached hereto as Exhibit A (the “Springing Lien Notes Indenture”);

(b)	$185,848,000 aggregate principal amount of its Springing Lien Notes in exchange for the Existing Notes Consideration (as defined below);

(c)
30,741,901 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), of which 10,000,000 will be issued to Purchaser at the Initial Closing and 20,741,901 will be issued to Purchaser immediately following termination or expiration of any applicable waiting period under the HSR Act with respect to such issuance; and

(d)	the ABS Assets pursuant to the ABS Purchase Agreement (each as defined below).

WHEREAS, at the Initial Closing, (a) Purchaser or an Affiliate of Purchaser, the Company and E*Trade Securities LLC will enter into an Equities and Options Order Handling Agreement in the form attached hereto as Exhibit B to route 40% of the retail “normal market size” or NMS securities order flow and all of the options order flow of the Company, E*Trade Securities LLC and any other affiliate of the Company to Purchaser or its Affiliate for a three-year period, and (b) Purchaser or an Affiliate of Purchaser, and E*Trade Capital Markets LLC will enter into a Canadian Direct Market Access Agreement in the form attached hereto as Exhibit B-1  (such agreements together, the “Order Handling Agreement”);

WHEREAS, the OTS has indicated their approval of a notice filed by the Company  pursuant to 12 CFR 563.22(c) with respect to the transfer of the ABS Assets;

WHEREAS, the Company has agreed to issue to Purchaser subject to the terms and conditions of this Agreement:

(a)	an additional $150,000,000 aggregate principal amount of its Springing Lien Notes; and

(b)
an additional 49,125,186 shares of Common Stock (together with the shares of Common Stock issued pursuant to clause (c) of the first WHEREAS clause, the “Purchased Common Stock” and the Purchased Common Stock together with the Springing Lien Notes being issued pursuant to this Agreement, the “Securities”); and

WHEREAS, the Company and Purchaser desire to set forth certain agreements herein.

NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.   Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABS Assets” shall mean the Company’s portfolio of asset backed securities listed on Schedule A to the ABS Purchase Agreement.

“ABS Purchase Agreement” shall mean the purchase agreement to be executed by the Company, E*Trade Bank, E*Trade Global Asset Management, Inc., and Purchaser or its Affiliate at the Initial Closing with respect to the purchase by Purchaser or its Affiliate of the ABS Assets, which shall be in the form attached hereto as Exhibit C.

“Affiliate” or “affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). To the extent that any such term is used in relation to or in connection with any statute and the definition of such term in such statute is broader or different, then, in such context, such term shall have the meaning set forth in such statute.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Documents” shall mean the Registration Rights Agreement, the ABS Purchase Agreement, the Springing Lien Notes Indenture (including the Springing Lien Notes), and the Order Handling Agreement.

“Banking Authority” shall have the meaning set forth in Section 3.01(q).

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” shall have the meaning given to such term in the Springing Lien Notes Indenture.

“Change of Control Agreement” means a definitive agreement the consummation of which will result in a Change of Control.

“Change of Control Payment Amount” shall have the meaning set forth in Section 4.17.

“CIBC Act” shall mean the Change in Bank Control Act, as amended, 12 U.S.C. §1817(j).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commitment Fee” shall mean $47,142,857.14.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.01.

“Company Group” shall have the meaning set forth in Section 3.01(k).

“Company Indemnitees” shall have the meaning set forth in Section 6.09(b).

“Company Pension Plans” and “Company Plans” shall have the meanings set forth in Section 3.01(k).

 “Competitor” shall mean any of the entities listed on Section 1.01 of the Company Disclosure Schedule.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated November 12, 2007, between the Company and Citadel Limited Partnership.

“Deductible” shall have the meaning set forth in Section 6.09(d).

“DGCL” shall mean the Delaware General Corporation Law.

“ERISA” shall have the meaning set forth in Section 3.01(k).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Notes Accrued Interest” shall mean an amount in cash equal to all accrued and unpaid interest on the notes constituting the Existing Notes Consideration calculated through and including the Initial Closing Date.

“Existing Notes Consideration” shall mean $185,848,000 in aggregate principal amount of the Company’s (A) 8% senior notes due 2011, (B) 7.875% senior notes due 2015 and/or (C) 7.375% senior notes due 2013, held by Purchaser or one of its Affiliates on the Initial Closing Date.

“E*Trade Bank” shall mean E*Trade Bank and each of its Subsidiaries.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Final Cash Consideration” shall mean initially $150,000,000, and shall be reduced in accordance with the provisions of Section 2.01(c)(v).

“Final Closing” and “Final Closing Date” shall have the meanings set forth in Section 2.01(b).

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 6.09(f).

“Indemnifying Party” shall have the meaning set forth in Section 6.09(f).

“Initial Closing” and “Initial Closing Date” shall have their meanings set forth in Section 2.01(a).

“Initial Consideration” shall mean $1,500,152,000.

“Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“IRS” shall have the meaning set forth in Section 3.01(l).

“Loan Portfolio Announcement” shall have the meaning set forth in Section 6.07.

“Loss” shall have the meaning set forth in Section 6.09(a).

“Material Adverse Effect” shall mean any material adverse effect on (a) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include any effects to the extent resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to companies in the industries in which the Company and its Subsidiaries operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities, (iii) actions or omissions of the Company taken with the prior written consent of Purchaser, (iv) changes, after the date hereof, in general economic or market conditions generally affecting the other companies in the industries in which the Company and its Subsidiaries operate, (v) any change in the market price or trading volume of the Common Stock or other securities of the Company after the date hereof (provided that this clause (v) shall not exclude any underlying circumstance, change, event, fact, development or effect which may have caused such change in market price or trading volume), (vi) the failure of the Company to meet any internal or public projections, forecasts or estimates or earnings for any period ending on or after September 30, 2007 (provided that this clause (vi) shall not exclude any underlying circumstance, change, event, fact, development or effect which may have caused such failure to meet projections, forecasts, estimates or earnings), or (vii) changes in global, national or regional political conditions, including the outbreak or escalation of war or acts of terrorism, except, with respect to clauses (i), (ii), (iv) and (vii), to the extent such changes are disproportionately adverse to the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole, as compared with other companies participating in the applicable industry), (b) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents or (c) the validity or enforceability of this Agreement or any of the Ancillary Documents or the rights or remedies of Purchaser hereunder and thereunder.

“NASDAQ” shall mean the Nasdaq Global Market of the Nasdaq Stock Market, Inc.

“Order Handling Agreement” shall have the meaning set forth in the Recitals.

“OTS” shall mean the Office of Thrift Supervision.

“Parent Guaranty” shall mean the Guaranty in the form attached hereto as Exhibit E pursuant to which Citadel Wellington LLC will guaranty, on the terms and conditions set forth therein, certain obligations of Purchaser hereunder and under the Registration Rights Agreement.

“Permitted Transfer” shall mean any Transfer by Purchaser (i) to an Affiliate; (ii) in the form of a pledge, hypothecation (provided such hypothecation does not require registration under the Securities Act) or encumbrance of such Purchased Common Stock for financing purposes; (iii) to an acquiring or offering Person in a transaction that is a Change of Control (as defined in the Springing Liens Notes Indenture) or a tender offer for more than a majority of the outstanding shares of the Company’s Common Stock, or (iv) with respect to any Purchaser that is an investment fund, any other investment fund with respect to which the sponsor and discretionary investment manager or advisor of such Purchaser or an Affiliate thereof, serves as sponsor and discretionary investment manager or advisor.

“Person” or “person” shall mean an individual, corporation, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Purchased Common Stock” shall have the meaning set forth in the Recitals.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Indemnitees” shall have the meaning set forth in Section 6.09(a).

“Purchaser Information” shall have the meaning set forth in Section 3.02(f).

“Purchaser Schedule” shall mean a schedule to this Agreement provided or required to be provided by Purchaser.

“Recent 10-K” shall have the meaning set forth in Section 3.01.

“Registration Rights Agreement” shall mean the registration rights agreement to be executed by the Company and Purchaser at the Initial Closing, which shall be in the form attached hereto as Exhibit D.

“Regulatory Filings” shall have the meaning set forth in Section 3.01(r).

“Reports” shall have the meaning set forth in Section 3.01(f).

“Restated Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company as filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed November 7, 2003.

“Rights Agreement” shall have the meaning set forth in Section 3.01(e).

“S&LHC Act” shall mean the Savings and Loan Holding Company Act, as amended, 12 U.S.C. §1467a.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Springing Lien Notes” shall have the meaning set forth in the Recitals.

“Springing Lien Notes Indenture” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

“Transactions” shall have the meaning set forth in Section 3.01(c).

 “Transfer” shall mean, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer,  assignment, pledge, encumbrance, hypothecation or similar disposition of, and shall include a short sale or the entry into of any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

“Voting Debt” shall have the meaning set forth in Section 3.01(e).

“Well Capitalized” shall have the meaning set forth in 12 C.F.R. § 565.4(b)(1).

Section 1.02.   General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

Sale and Purchase of the Securities

Section 2.01.   Initial Closing and Final Closing.

(a)  Initial Closing.

(i)    Subject to the satisfaction or waiver of the conditions set forth in Section 5.01 and Section 5.02 of this Agreement, and in reliance upon the representations and warranties hereinafter set forth, the purchase and sale of:

(A)	$1,686,000,000 aggregate principal amount of Springing Lien Notes;

(B)	10,000,000 shares of the Purchased Common Stock; and

(C)	the ABS Assets (the “Initial Closing”)

 shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY, concurrently with the execution and delivery of this Agreement by the parties (the date that the Initial Closing occurs, the “Initial Closing Date”).

(ii)    At the Initial Closing: (A) the Company will deliver to Purchaser (1) certificates for the shares of Common Stock in the amounts set forth in the Section 2.01(a)(i)(B) registered in the name of Purchaser; (2) $1,686,000,000 of executed Springing Lien Notes which shall be reflected in one or more global notes representing the Springing Lien Notes and held by The Depository Trust Corporation or its nominee (or a custodian on its behalf); (3) an executed copy of the ABS Purchase Agreement, the Registration Rights Agreement, the Springing Lien Notes Indenture and the Order Handling Agreement; (4) the Commitment Fee by wire transfer of immediately available funds to the accounts set forth on Purchaser Schedule 2.01(a); and (5) the Existing Notes Accrued Interest by wire transfer of immediately available funds to the accounts set forth on Purchaser Schedule 2.01(a); (B) Purchaser, in full payment for such shares of the Purchased Common Stock and such Springing Lien Notes, will deliver (1) the Initial Consideration by wire transfer of immediately available funds to the accounts set forth on  Company Disclosure Schedule 2.01(a), and (2) the Existing Notes Consideration; (C) Purchaser will deliver to the Company an executed copy of the Parent Guaranty and an executed counterpart to the Registration Rights Agreement, the ABS Purchase Agreement and the Order Handling Agreement; (D) the Company will contribute the full amount of the Initial Consideration to E*Trade Bank and $50,000,000 of any other consideration received with respect to the Springing Lien Notes sold contemporaneously herewith to any Person other than Purchaser; (E) following delivery to Purchaser of the written certification of the Company’s Chief Financial Officer that the actions contemplated by preceding clause (D) have been completed, E*Trade Bank, E*Trade Global Asset Management, Inc. and Purchaser will consummate the purchase and sale of the ABS Assets pursuant to the ABS Purchase Agreement; and (F) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Section 5.01 and Section 5.02.

(iii)    Notwithstanding any other provision of this Agreement, after the Initial Closing Date in consideration, in part, of the payments made by Purchaser at the Initial Closing, Purchaser shall have the right to receive an additional 20,741,901 shares of the Purchased Common Stock, which shares of Purchased Common Stock shall be issued by the Company to Purchaser upon termination or expiration of any applicable waiting periods with respect to such issuance under the HSR Act.   Immediately upon expiration or notice of termination of any such applicable waiting period, the Company shall issue such additional

shares to Purchaser registered in the name of Purchaser.   The Company shall not be required to issue such additional shares at any time that there shall be in effect any law, rule or regulation or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of such issuance.  Notwithstanding the foregoing, in the event Purchaser determines that the issuance of all of such shares of Purchased Common Stock under this Section 2.01(a)(iii) will or may give rise to regulatory concerns for Purchaser or its Affiliates, Purchaser may elect to receive a fewer number of shares of Purchased Common Stock otherwise issuable pursuant to this 2.01(a)(iii), and the number of shares not issued to Purchaser as a result of such election shall be issued to Purchaser at the time shares of Purchased Common Stock are issued to Purchaser pursuant to Section 2.01(b)(i)(A) at the Final Closing or pursuant to Section 2.01(b)(iii), as applicable.   Notwithstanding the foregoing or anything to the contrary herein, until the earlier of the Final Closing or the date shares of Purchased Common Stock are issuable to Purchaser pursuant to Section 2.01(b)(iii), Purchaser shall not have the right to receive any shares of Common Stock to the extent that, after receiving such shares, Purchaser (together with its Affiliates) would beneficially own in excess of 9.90% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Issuance Limitation”).   For purposes of this Section, beneficial ownership shall be calculated in accordance with Rule 13(d)(3) of the Exchange Act.  By not less than sixty-one (61) days’ prior written notice to the Company, Purchaser may, at its election, increase or decrease the Issuance Limitation to any other percentage not in excess of 9.90% specified in such notice, and the Issuance Limitation shall continue to apply until such sixty-first day (or such later date, as determined by Purchaser, as may be specified in such notice).

(iv)    If the Initial Closing is consummated, the conditions to the Initial Closing set forth in Sections  5.01 and 5.02 shall be deemed to have been satisfied or waived, and neither party shall assert the failure of any such condition as the basis for failing to consummate the Final Closing or as the basis for terminating this Agreement.

(b)  Final Closing.

(i)    On the third Business Day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Section 5.03 and Section 5.04 (other than those conditions that by their nature are to be satisfied at the Final Closing, but subject to the satisfaction or waiver of such conditions) (the “Final Closing” and the date that the Final Closing occurs, the “Final Closing Date”), and in reliance upon the representations and warranties hereinafter set forth and in consideration, in part, of the payments made by the Purchaser at the Final Closing or allocable portions of the payments made by Purchaser at the Initial Closing, the Company will issue:

(A) 49,125,186 shares of Purchased Common Stock; and

(B) $150,000,000 of Springing Lien Notes.

The Final Closing shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY on the Final Closing Date.  Notwithstanding the foregoing or any other provision in this Agreement, the Company shall not be obligated to consummate the Final Closing or any Additional Closing with respect to all or any portion of the $150,000,000 of Springing Lien Notes to the extent that its Chief Financial Officer certifies in writing to the Company and Purchaser that the Company cannot incur all or any portion of such additional indebtedness under the terms of its existing indentures.

(ii)    At the Final Closing, (A) the Company will deliver to Purchaser (1) certificates for the shares of Common Stock in the amounts set forth in Section 2.01(b)(i)(A) registered in the name of Purchaser; and (2) $150,000,000 of executed Springing Lien Notes which shall be reflected in one or more global notes representing the Springing Lien Notes and held by The Depository Trust Corporation or its nominee (or a custodian on its behalf); (B) Purchaser, in exchange for such shares of Purchased Common Stock and Springing Lien Notes, will deliver to the Company the Final Cash Consideration by wire transfer of immediately available funds to the accounts set forth on Schedule 2.01; (C) the Company shall contribute all of the Final Cash Consideration on the Final Closing Date to E*Trade Bank, and (D) each party shall take or cause to happen such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Section 5.03 and Section 5.04.

(iii)    Notwithstanding any other provision of this Agreement, whether or not the Final Closing is consummated, the shares of Purchased Common Stock contemplated by Section 2.01(b)(i)(A) above shall be issued by the Company to Purchaser immediately following (A) the expiration or termination of any applicable waiting periods under the HSR Act with respect to the issuance of Purchased Common Stock after the Initial Closing and (B) the acceptance by the OTS of a rebuttal of control submission for the proposed Transactions without, unless approved by Purchaser in its sole discretion, the imposition of any Burdensome Condition (subject to the absence of any law, rule or regulation or any order or regulation or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits such sale); provided, however, that in the event Purchaser determines that the issuance of such shares will or may give rise to regulatory concerns for Purchaser or its Affiliates, Purchaser may elect to delay receipt of all or any portion of such shares until Purchaser is reasonably satisfied that receipt of such shares is permitted by regulatory authorities.  The Company shall issue such additional shares to Purchaser registered in the name of Purchaser.

(c)  (i)  Notwithstanding Section 2.01(b) above, following the date hereof, Purchaser shall use its commercially reasonable efforts to assign prior to January 15, 2008 in accordance with Section 6.10, and if such right is not exercised prior to January 15, 2008, the Company shall have the right, upon the prior consent of Purchaser (such consent not to be unreasonably withheld), to assign, Purchaser’s right to purchase the Springing Lien Notes to be purchased on the Final Closing Date.  Any such assignment shall only be made in increments of $50,000,000 (or a lesser amount if, as of the Final Closing Date, an amount less than such amount that has not previously been purchased has been assigned).

(ii)    The sale of the Springing Lien Notes to an assignee as set forth in Section 2.01(c)(i) shall be an “Additional Closing” and shall occur promptly after such assignment (subject to the absence of any law, rule or regulation or any order or regulation or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits such sale).

(iii)    On the date each such Additional Closing occurs (such date, the “Additional Closing Date”), in consideration of the payment made by the assignee on such

Additional Closing Date, the Company will issue such assignee for each $50,000,000 (or such lesser amount as permitted by Section 2.01(c)) increment assigned to such assignee, $50,000,000 (or such lesser amount as permitted by Section 2.01(c)) of Springing Lien Notes.

(iv)    At each such Additional Closing, (A) the Company will deliver to such assignee $50,000,000 (or such lesser amount as permitted by Section 2.01(c)) of executed Springing Lien Notes, which will be reflected in one or more global notes representing the Springing Lien Notes and held by the Depository Trust Corporation or its nominee (or a custodian on its behalf); (B) such assignee, in exchange for such Springing Lien Notes shall deliver to the Company $50,000,000 (or such lesser amount as permitted by Section 2.01(c)) by wire transfer of immediately available funds to the account specified by the Company; and (C) the Company will contribute the proceeds of such Additional Closing to E*Trade Bank.

(v)    Upon the occurrence of an Additional Closing, the amount of Springing Lien Notes to be issued under Section 2.01(b) shall be reduced for the Springing Lien Notes issued under this Section 2.01(c) and the Final Cash Consideration shall be reduced dollar for dollar for any funds received by the Company pursuant to Section 2.01(c)(iv).

ARTICLE III

Representations and Warranties

Section 3.01.   Representations and Warranties of the Company.  Except as disclosed in (i) the Company’s 10-K covering the year ended December 31, 2006 (the “Recent 10-K”) and the Reports filed with the SEC by the Company after the Recent 10-K (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward−looking in nature and excluding any exhibits to or referenced in such Reports) or (ii) in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchaser prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 3.01, or to one or more of the Company’s covenants; provided, however, that disclosure in any section of such Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement), the Company represents and warrants to Purchaser, as of the date hereof (or as of such specific date in the case of any representation or warranty expressly made as of a specific date), as follows:

(a)           Organization and Good Standing of the Company; Organizational Documents.  The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.  The Company is duly licensed or qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so licensed or qualified in any such jurisdiction would not reasonably be expected to have a Material Adverse Effect.  True, complete and correct copies of the Company’s restated certificate of incorporation and by-laws, as in effect as of the date of this Agreement, are publicly available on the SEC’s website.

(b)  Organization and Good Standing of Subsidiaries.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or other organizational power and authority and governmental authorizations to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to be so authorized, licensed or qualified in any such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The deposit accounts of E*Trade Bank are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c)  Authorization; No Conflicts.

(i)    The Company and each Subsidiary that is or will be a party to an Ancillary Document have full corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby (the “Transactions”).  The execution, delivery and performance by the Company and each Subsidiary that is or will be a party to an Ancillary Document of this Agreement and each Ancillary Document to which it is or will be  a party and the consummation of the Transactions (including the issuance of the Securities as contemplated by this Agreement) have been duly authorized by the Board of Directors (or equivalent governing body) of the Company or the relevant Subsidiary.  No other corporate or other organizational proceedings on the part of the Company (including approval of the Company’s stockholders), including under the NASDAQ rules and regulations relating to the continued listing of the Common Stock under the Nasdaq, or any Subsidiary are necessary to authorize the execution, delivery and performance by the Company and each Subsidiary that is or will be a party to an Ancillary Document of this Agreement and each Ancillary Document and consummation of the Transactions  (including the issuance of the Securities as contemplated by this Agreement).  This Agreement has been, and at or prior to the Initial Closing or Final Closing, as applicable, each Ancillary Document to which it is a party will be, duly and validly executed and delivered by the Company or its Subsidiaries, as applicable.  This Agreement is, and upon its execution at or prior to the Initial Closing or the Final Closing, as applicable, each Ancillary Document to which it is a party will be, a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against them in accordance with its terms.

(ii)    The execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company and/or its Subsidiaries is a party, the consummation by the Company and its Subsidiaries of the Transactions and the compliance by the Company and its Subsidiaries with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or give rise to any rights of any Person other than the parties to this Agreement or the Ancillary Documents or give rise to any obligations of the Company other than under this Agreement and the Ancillary Documents under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under (x) any provision of the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation, charter, by-laws or other governing instrument of any Subsidiary of the Company that is or will be a party to any Ancillary Agreement or (y) any mortgage, note, indenture, deed of trust, lease, loan agreement, commitment, arrangement, written or oral contract or other agreement or instrument or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than any such conflict, violation, breach, default, rights, obligations, termination and acceleration under clause (y) (other than with respect to the indentures governing the Company’s outstanding senior notes) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)  Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by the Company of the Transactions other than (i) compliance with the applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable foreign or state securities or “blue sky” laws, (iii) filing of notice with the OTS pursuant to 12 CFR 563.22(c) with respect to the transfer of the ABS Assets; (iv) with respect to the Final Closing, the acceptance by the OTS of the rebuttal of control submission referred to in Section 4.06(a), and (v) any consent, approval,  actions or filings the absence of which would not have, or reasonably be expected to have, a material adverse affect on the Company or any of its material Subsidiaries, the Transactions, or the Purchasers or any of their respective Affiliates as a result of the Transactions.

(e)  Capitalization.

(i)    The authorized capital stock of the Company consists of (i) 600,000,000 shares of Common Stock of which, as of November 29, 2007,  423,749,462 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, $0.01 par value, of the Company (the “Preferred Stock”) of which, as of the date hereof, one share is designated Series A Preferred Stock and 500,000 shares are designated Series B Preferred Stock.  As of the date hereof, no shares of Series A Preferred Stock or Series B Preferred Stock are issued and outstanding.  All of the shares of Series B Preferred Stock are reserved for issuance in accordance with the Rights Agreement, dated as of July 9, 2001 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”), pursuant to which the Company has issued rights to purchase Series B Preferred Stock.  As of the date hereof, the Company held no shares of Common Stock in its treasury.  As of the date hereof, there were 61,188,234 shares of Common Stock reserved for issuance in connection with employee benefit, stock option and dividend reinvestment and stock purchase plans.  All of the issued and outstanding shares of the Company’s capital stock have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding.  Other than as set forth in this Section 3.01(e)(i) or pursuant to this Agreement, (A) no equity securities or Voting Debt of the Company are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (B) there are outstanding no securities or rights convertible into or exchangeable for any equity securities or Voting Debt of the Company and (C) there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional equity securities or Voting Debt or options, warrants or rights to purchase or acquire any additional equity securities or Voting Debt.  The consummation of the Transactions contemplated by this Agreement will not result in the triggering of any anti-dilution adjustment provisions of any security of the Company convertible into equity securities of the Company.  The Springing Lien Notes will rank pari-passu with all other senior indebtedness of the Company.  The Purchased Common Stock, collectively with the Common Stock issued on the date hereof to Persons other than Purchaser, represents 19.99% of the Company’s issued and outstanding shares of Common Stock as of the date of this Agreement, before giving effect to any shares of Common Stock to be issued under this Agreement to Purchaser or such Common Stock issued to such other Persons.

(ii)    Except for any directors’ qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, and all of such shares or equity ownership interests have been duly and validly authorized and issued and are fully paid and nonassessable, and are not subject to preemptive rights.  None of the outstanding shares of capital stock or other securities of any Subsidiary were issued in violation of the Securities Act or any other applicable federal state or local law, rule or regulation.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(f)    Reports; Financial Statements; Controls.

(i)    Since January 1, 2005, the Company and each of its Subsidiaries has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act, (ii) the OTS, (iii) the Federal Reserve Board, (iv) the FDIC and (v) any other federal, state or foreign Governmental Entity (all such reports and statements are collectively referred to herein as the “Reports”), and have paid all fees and assessments due and payable in connection therewith.  As of their respective dates, the Reports complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which they were filed and (i) with respect to Reports filed with the SEC, did not as of the date of filing thereof with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) with respect to all other Reports, were complete and accurate in all material respects as of their respective dates.  There are no facts existing as of the date hereof peculiar to the Company or any of its Subsidiaries that the Company has not disclosed in the Reports or to Purchaser in writing that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.  No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(ii)    Each of the consolidated balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, included in the Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto.

(iii)    The books, records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.01(f)(iii).  The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date hereof, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.  Since January 1, 2005, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(g)  Absence of Certain Changes.  Since September 30, 2007 until the date hereof, and except as publicly disclosed by the Company in the Reports filed by it with the SEC and publicly available prior to the date hereof,

(i)     the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice,

(ii)     the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests; and

(iii)     no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)  No Undisclosed Liabilities, etc.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 3.01(f), except for liabilities that have arisen since September 30, 2007 in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(i)  Compliance with Applicable Law.  Each of the Company and its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local governmental authority applicable to the Company or such Subsidiary, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(j)  Legal Proceedings.   Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending, or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any of its Subsidiaries or to which any of their assets are subject that, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) relating to or which challenges the validity or propriety of the Transactions.  Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree of a Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any Report or relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) since January 1, 2005, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries.

(k)  ERISA.

(i)           All “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA and are currently maintained or maintained since January 1, 2001, by either the Company or any companies which, with the Company, would be deemed to be a single employer under Section 414(b), (c), (m) or (o) of the Code (collectively, the “Company Group”) for the benefit of the Company Group employees, are collectively, for purposes of this Agreement, referred to herein as the “Company Plans.”  All Company Plans that constitute employee “pension plans” as defined in Section 3(2) of ERISA that are subject to Title IV of ERISA are referred to herein as the “Company Pension Plans.”  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, no non-exempt “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code), has heretofore occurred with respect to any Company Plan or any Company Pension Plan and, to the knowledge of the Company, no such non-exempt prohibited transaction with respect to any Company Plan or Company Pension Plan shall occur as a result of the execution and delivery of this Agreement or the Ancillary Documents and the consummation of the Transactions.

(ii)           The consummation of the transactions contemplated hereby will not result in a material increase in the amount of, or acceleration in the timing of payment or vesting of, any material compensation payable or awarded by the Company or any of its Subsidiaries to any of its or their employees under any employment agreements, plans or programs of the Company or any of its Subsidiaries.

(l)  Taxes.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)           Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate, true and complete in all material respects), has paid all Taxes due (whether or not shown on any Tax Return) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against;

(ii)           the federal, state and local income Tax returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2003 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP;

(iii)          there are no disputes pending, or claims asserted, for Taxes or assessments upon the Company or any of its Subsidiaries for which the Company does not have reserves that are adequate under GAAP;

(iv)          each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign);

(v)           there are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or any of its Subsidiaries;

(vi)          neither the Company nor any of its Subsidiaries is (A) a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

(vii)          within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code;

(viii)          neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries; and

(ix)            neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)  Intellectual Property.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)           the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any claims, liens or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

(ii)           the use of any Intellectual Property by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property;

(iii)          no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries;

(iv)          to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property used by the Company or any of its Subsidiaries; and

(v)           to the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(n) Environmental Liability.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)           there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against the Company or any of its Subsidiaries;

(ii)           to the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries; and

(iii)          neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(o)  Mortgage Banking Business.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any real estate secured loans originated, purchased or serviced by E*Trade Bank or any of its Subsidiaries has satisfied all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with such loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages.

(p)  Broker – Dealer.

(i)           Section 3.01(p) of the Company Disclosure Schedule sets forth a complete list of all securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company holds a membership or has been granted trading privileges and which memberships or trading privileges are material to the Company’s broker-dealer business.  The Company’s Subsidiaries, to the extent required, are members of the Securities Investor Protection Corporation.  The Company is not required to be registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Exchange Act or any similar state laws. The Company is not subject to registration under the Investment Company Act of 1940, as amended.

(ii)           The Company is duly registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of the Company’s business requires such registration, licensing or qualification, and is in compliance with all laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified, except where such failure to register, license or qualify or noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)          Except as disclosed on Form BD filed prior to the date of this Agreement or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its directors, officers, employees or “associated persons” (as defined in the Exchange Act) has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Form BD. Except as set forth in Section 3.01(p) of the Company Disclosure Schedule, no such disciplinary proceeding or order is pending or threatened. Except as disclosed on a Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons has been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on Form BD filed prior to the date of this Agreement, neither the Company nor any of its directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act).

(q) Regulatory Actions.  Except as set forth in the Company Disclosure Schedule, since January 1, 2005 neither E*Trade Bank nor any its Subsidiaries have received any written communication from any federal or state banking authority (“Banking Authority”) (i) asserting that it is in material violation of any law, (ii) threatening to revoke any of its material permits or licenses, (iii) requiring it (x) to enter into or consent to the issuance of a cease and desist order, written agreement, consent decree, directive, commitment or memorandum of understanding, or (y) to adopt any policy, procedure or resolution of its Board of Directors or similar undertaking, that restricts the conduct of its business, or relates to its capital adequacy, its credit or reserve policies, it management, or the payment of dividends or any other policy or procedure, in either case, that would be material to the conduct of the business or E*Trade Bank or any of its Subsidiaries or (iv) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting,  FDIC deposit insurance, and neither E*Trade Bank nor any of its Subsidiaries has received any written notice from a Banking Authority that it is considering issuing or requiring any of the foregoing.  Since January 1, 2005, each of E*Trade Bank and its Subsidiaries has filed all reports and statements, together with any amendment required to be made with respect thereto, that it was required to file with any Banking Authority, and has paid all fees and assessments due and payable in connection with its business.

(r) Company Information.  None of the information to be contained in any document filed with any regulatory agency in connection with the transactions contemplated by this Agreement (the “Regulatory Filings”), in each case, other than Purchaser Information, as to which no representation is made by the Company, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(s) State Takeover Laws.  The Company’s Board of Directors has taken all action necessary to render inapplicable to Purchaser the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between Purchaser and the Company taking into account shares of Common Stock issued contemporaneously herewith to Persons other than the Purchaser.

(t) Rights Agreement.   The Company has taken all actions necessary to irrevocably amend the Rights Agreement to provide that the rights thereunder will not be triggered as a result of the Transactions or by the acquisition of an additional 8,474,989 shares of Common Stock of the Company after the Initial Closing Date by the Purchaser or any of its Affiliates or Associates, in addition to the shares of Purchased Common Stock issuable pursuant to the terms hereof on or after the Initial Closing Date.

(u) Solvency.  Immediately after giving effect to all of the Transactions contemplated by this Agreement, including payment of all related fees and expenses, the Company and each of its Subsidiaries will be Solvent.  For purposes of this Section 3.01, the term “Solvent” with respect to the Company and each of its Subsidiaries means that, as of any date of determination, (a) the amount of the Fair Value and Present Fair Saleable Value of the assets of the Company and each of its Subsidiaries, exceeds as of such date, their respective Stated Liabilities and other Contingent Liabilities on an individual basis; (b) the Company and each of its Subsidiaries will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which each of the Company and its Subsidiaries is engaged as a going concern following such date on an individual basis; and (c) the Company and each of its Subsidiaries will have sufficient assets and cash flow to pay each of their respective Stated Liabilities and other Contingent Liabilities as they mature or otherwise become due on an individual basis.  For purposes of this Section 3.01, the term, “Fair Value” means the amount at which the assets, in their entirety, of the Company or any of its Subsidiaries as the case may be (on an individual basis) would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; the term “Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company or any of its Subsidiaries as the case may be (on an individual basis) are sold with reasonable promptness under normal selling conditions in a current market, the term “Stated Liabilities” means all known liabilities and recorded liabilities (including Contingent Liabilities that would be recorded in accordance with GAAP consistently applied) of the Company or any of its Subsidiaries as the case may be (on an individual basis) and the term “Contingent Liabilities” means the maximum estimated amount of liability reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company or any of its Subsidiaries as the case may be (on an individual basis).

(v) Status of Securities.  The Securities have been duly authorized by all necessary corporate action.  When issued as contemplated by this Agreement, the Securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(w) Offering of Securities.  Neither the Company nor any Person acting on its behalf has offered the Securities or any similar securities of the Company for sale to, solicited any offers to buy any of the Securities or any similar securities of the Company from or otherwise approached or negotiated with respect to any of the Securities or any similar securities of the Company with any Person other than Purchaser.  Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Securities to the registration requirements of the Securities Act.

(x) Brokers and Finders.  Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions, other than Evercore Partners and JP Morgan, the fees and expenses of which will be paid by the Company.

(y) Liquidity.  Pro forma for the Transactions and projected as of December 31, 2007, the Company will have at least $125 million of cash not subject to regulatory limitations.

(z) Capital.  Pro forma for the Transactions and projected as of December 31, 2007, the Company’s bank capital position will exceed by at least $200 million the regulatory capital standards to maintain “Well Capitalized” status within the meaning of 12 U.S.C. 1831(o) (as in effect on the date hereof) as determined by E*Trade Bank’s principal federal banking agency or the FDIC, but in no event, less than the amount required in a capital directive from a federal banking agency.

Section 3.02. Representations and Warranties of Purchaser.  Each Purchaser represents and warrants to, and agrees with, the Company, as of the date hereof and as of each of the Initial Closing Date and the Final Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date) as follows:

(a) Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of the state or country of its jurisdiction of formation and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b) Authorization; No Conflicts.

(i)           Purchaser has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Documents to which it is or will be a party and the consummation of the Transactions have been duly authorized by all necessary action on behalf of Purchaser.  No other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Document and consummation of the Transactions.  This Agreement has been, and on or prior to the Initial and Final Closing each Ancillary Document to which it is a party will be, duly and validly executed and delivered by Purchaser.  This Agreement is, and upon its execution at or prior to the Initial and Final Closing each Ancillary Document to which it is or will be a party will be, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

(ii)           The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is or will be a party, the consummation by Purchaser of the Transactions and the compliance by Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event, which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the governing documents of Purchaser or (B) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement or instrument of Purchaser or any permit, concession, grant, franchise, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets other than any such conflict, violation, breach, default, termination and acceleration under clause (B) that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c) Consents and Approvals.  Except for (i) filing of notice with the OTS pursuant to 12 CFR 563.22(c) with respect to the transfer of the ABS Assets; (ii) the applicable requirements of the HSR Act, (iii) with respect to the Final Closing, the acceptance by the OTS of a rebuttal of control submission referred to in Section 4.06(a), and (iv) any consent, approval, action or filing the absence of which would not have, or reasonably be expected to have, a material adverse affect on Purchaser’s ability to consummate the Transactions or the Company, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by Purchaser of the Transactions.  As of the date hereof, Purchaser has no knowledge of any reason why, solely due to the current business operations of Purchaser and its Affiliates, the acceptance and approval of the rebuttal of control submission referred to in Section 4.06(a) by the OTS should not be obtained.

(d) Securities Act.  Purchaser is acquiring the Securities solely for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

(e) Brokers and Finders.  Neither Purchaser nor any of its officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any fees or commissions in connection with any of the Transactions.

(f) Purchaser Information.  None of the information with respect to Purchaser and its Affiliates or any of their respective officers and directors that is provided to the Company by Purchaser or any of its representatives (collectively, “Purchaser Information”) specifically for inclusion in any of the Regulatory Filings, will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

(g) Legal Proceedings.  Purchaser is not a party to any, and there are no pending, or to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Purchaser or any of its Affiliates or to which any of their assets are subject, that as of the date hereof relate to or which challenge the validity of the Transactions.

(h) Financing.  Purchaser has, or will have prior to the Initial Closing or Final Closing, as applicable, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Initial Closing or Final Closing, as applicable.

(i) Current Ownership.  As of the date hereof and prior to giving effect to the Transactions contemplated hereby, except as set forth on Purchaser Schedule 3.02(i), Purchaser and its Affiliates are not owners of record or the “Beneficial Owner” (as such term is defined under Rule 13d-3 of the Exchange Act) of any shares of Common Stock or any interest therein, including any right, swap, derivative or other such arrangement in relation to shares of Common Stock.

(j) No Other Representations.  Purchaser is an informed and sophisticated purchaser, and has engaged to the extent it deemed appropriate expert advisors experienced in the evaluation of transactions of the type contemplated hereby.  Purchaser acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company, except as expressly set forth in this Agreement or the

Ancillary Documents.   Without limiting the generality of the foregoing, Purchaser acknowledges that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement, the Ancillary Documents and the schedules hereto and thereto.

ARTICLE IV

Additional Agreements of the Parties

Section 4.01.   Taking of Necessary Action.  Subject to the terms and conditions hereof,  (i) each of the parties hereto agrees to use all reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, and (ii) each party shall execute and deliver both before and after the Initial Closing and the Final Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the Transactions or to evidence such events or matters.

Section 4.02.   Financial Statements and Other Reports.   The Company covenants that from and after the date hereof, to the extent it has not previously publicly filed such information with the SEC in an annual report on Form 10-K or periodic report on Form 10-Q, it will deliver to Purchaser:

(a) within 40 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries (including the Company Subsidiary) for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the Company Subsidiary) as of the end of such quarterly period; and

(b) within 75 days after the end of each fiscal year, a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such fiscal year, together with the audit report of Deloitte & Touche LLP or other independent public accountants of recognized standing selected by the Company.

           The obligations of the Company to deliver the materials described in this Section 4.02 shall continue in full force and effect until such time as Purchaser shall no longer own shares of Common Stock representing at least five percent of the Common Stock then outstanding.

Section 4.03.   Inspection of Property.  The Company covenants that it will permit representatives of Purchaser to visit and inspect, at Purchaser’s expense, any of the properties of the Company or its Subsidiaries to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request.  Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any of its Subsidiaries to disclose any information to the extent (a) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides reasonable assurances that such information shall not be shared with employees of its or its Affiliates’ competing businesses or otherwise used by the Purchaser or its Affiliates to compete with the Company and its Subsidiaries), (b) prohibited by applicable law or regulation, or (c) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries (provided that the Company shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (c) apply).  The provisions of this Section 4.03 shall terminate and no longer be of any effect from and after such time as Purchaser no longer beneficially owns Common Stock representing at least five percent of the Common Stock then outstanding.

Section 4.04.   Securities Laws; Legends; Transferability.

(a) Purchaser acknowledges and agrees that as of the date hereof the Securities issuable pursuant to this Agreement shall not have been or will not be registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws is available.  Purchaser acknowledges that, except as provided in the Ancillary Documents, Purchaser has no right to require the Company to register the Securities.  Purchaser further acknowledges and agrees that each certificate for the Purchased Common Stock shall bear a legend substantially as set forth in paragraph (b) of this Section 4.04, and each Springing Lien Note shall bear a legend substantially as set forth in the Springing Lien Notes Indenture.

(b) Certificates for the Purchased Common Stock shall bear legends in substantially the following form:

The securities represented by this Certificate have not
been registered under the Securities Act of 1933, as amended, and may not be transferred, sold or otherwise disposed of
except while such a registration is in effect under such act and applicable state securities laws or pursuant to an exemption from registration under such act or such laws.

(c) When issued pursuant hereto, the certificates evidencing the Securities shall also bear any legend required by any applicable state blue sky law.

(d) Any holder of the Purchased Common Stock may request the Company to remove any or all of the legends described in this Section 4.04 from the certificates evidencing such Purchased Common Stock by submitting to the Company such certificates, together with an opinion of counsel reasonably satisfactory to the Company to the effect that such legend or legends are no longer required under the Securities Act or applicable state laws, as the case may be.  Any holder of Springing Lien Notes may request the Company to remove legends on the Springing Lien Notes in accordance with the Springing Lien Notes Indenture.

(e) Prior to the date six months after the Initial Closing Date, Purchaser will not, without the Company’s prior consent, Transfer any shares of Purchased Common Stock, except for Permitted Transfers to Persons who agree with the Company (other than in the case of Transfers contemplated by clause (iii) of the definition of “Permitted Transfers”) in writing to be bound by the provisions of this Section 4.04(e) and Section 4.04(f) to the same extent as Purchaser.  For the avoidance of doubt, the provisions of this Section 4.04(e) are waivable by the Company in its sole discretion.

(f) Notwithstanding anything in this Agreement to the contrary and except for Transfers pursuant to the exercise of rights under the Registration Rights Agreement, in connection with a Change of Control transaction or pursuant to Rule 144 under the Securities Act, Purchaser may not Transfer in excess of  five percent (5%) of the shares of Purchased Common Stock issuable hereunder to any Competitor in a single transaction or series of related transactions without the prior consent of the Company.

Section 4.05. Lost, Stolen, Destroyed or Mutilated Securities.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate for any security of the Company and, in the case of loss, theft or destruction, upon delivery of an undertaking by the holder thereof to indemnify the Company (and, if requested by the Company, the delivery of an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss it may suffer if a certificate is replaced), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new certificate for an equivalent number of shares or another security of like tenor, as the case may be.

Section 4.06.   Regulatory Matters.

(a) Purchaser and the Company shall use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including, without limitation, under the HSR Act, which filing shall be made by Purchaser and the Company within four (4) Business Days following the date of this Agreement), and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities, and take all other actions, which are necessary or advisable to consummate the Transactions.  Purchaser and the Company shall, within four (4) Business Days of the date hereof, prepare and deliver to the OTS a rebuttal of control submission in respect of the Transactions that are proposed to be consummated at the Final Closing and seek acceptance and approval of such rebuttal of control submission by the OTS with respect to such Transactions to the effect that Purchaser will not be deemed to control the Company or any of its Subsidiaries for purposes of the CIBC Act or the S&LHC Act as a result of the consummation of the Transactions and shall use reasonable best efforts (including using good faith efforts to respond to all requests for additional information from the OTS as promptly as practicable following each such request) to obtain such acceptance and approval (including, subject to Section 4.06(d), the Purchaser entering into a rebuttal of control agreement with the OTS materially in conformance with the form contained in 12 CFR §574.100 and (subject to Section 4.06(d)) agreeing to such other conditions as required by the OTS to obtain such acceptance and approval and the Company using the proceeds of the Transactions in a manner directed by the OTS).  The Company and Purchaser shall have the right to consult the other, in each case subject to applicable laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other appraised of the status of matters relating to completion of the Transactions.  Without limiting the generality of the foregoing and subject to applicable law and except as prohibited by the OTS, each of the Purchaser and the Company shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other written communications, and the substance of any material oral communications, between the Purchaser and the Company, as the case may be, or any of their respective Subsidiaries or Affiliates, and the OTS with respect to the Transactions and the rebuttal of control submission referred to in this Section 4.06(a).

(b) Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

(c) Purchaser and the Company shall promptly furnish the other with copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Transactions (other than in respect of information filed or otherwise submitted confidentially to any such Governmental Entity).

(d) Notwithstanding anything in this Agreement, including, without limitation, the provisions of Section 4.06(a), in no event will Purchaser or its Affiliates be obligated to:

(i)           without limiting Purchaser’s obligation under clause (ii) below, propose or accept any divestiture of any of Purchaser’s or any of its Affiliate’s assets, accept any operational restriction on Purchaser’s or any of its Affiliate’s business, or agree to take any action that limits Purchaser’s or its Affiliate’s commercial practices in any way to obtain any consent, acceptance or approval of any Governmental Entity to consummate the Transactions; or

(ii)           propose or agree to accept any term or condition or otherwise modify the terms of this Agreement or the Ancillary Documents, including for the avoidance of doubt the terms or the amount of the Securities to be delivered by the Company under this Agreement, to obtain any consent, acceptance or approval of any Governmental Entity to the consummation of the Transactions if such term, condition or modification would (A) materially adversely affect (with respect to Purchaser or its Affiliates) any term of the Transactions (other than a financial term), or (B) adversely affect (with respect to Purchaser or its Affiliates) any financial term of the Transactions contemplated hereby.

(iii)    Any of the foregoing contemplated by clauses (i) and (ii) above shall be a “Burdensome Condition”.

(iv)    With regard to any Governmental Entity, neither the Company nor any Company Subsidiary (or any of their respective Affiliates) shall, without Purchaser’s prior written consent, discuss or commit to any Burdensome Condition.

Section 4.07.  Board of Directors.

(a) Effective as of the date the Company issues (or is obligated to issue) to Purchaser the shares of Purchased Common Stock contemplated by Section 2.01(b)(i)(A)  (whether in connection with the consummation of Final Closing or, absent the consummation of the Final Closing, in accordance with Section 2.01(b)(iii) after satisfaction of the conditions contemplated thereby), the Board of Directors of the Company shall appoint to the Board one  nominee of Purchaser to serve as a Class III director on the Board until the Company’s 2009  annual meeting, provided such nominee shall be reasonably acceptable to the nominating committee of the Company’s Board of Directors (which approval shall not be unreasonably withheld).  Beginning with such annual meeting of the Company’s stockholders or at any meeting of the stockholders of the Company at which the Class III directors of the Board of Directors of the Company are to be elected, or whenever such members of the Board of Directors are to be elected by written consent, the Company will include in the slate of directors recommended for election to Class III by the Board of Directors to the stockholders of the Company one member of the Company’s Board of Directors designated by Purchaser, which nominee shall be reasonably acceptable to the nominating committee of the Company’s Board of Directors (which approval shall not be unreasonably withheld), and will use its reasonable best efforts to take all action necessary (including the solicitation of proxies on such person’s behalf) to ensure such person is elected by the stockholders of the Company as a Class III director of the Company’s Board of Directors.

(b) In the event of resignation, death, removal or disqualification of a director nominated by Purchaser in accordance with Section 4.07(a) and subsequently elected to the Company's Board of Directors, Purchaser shall promptly designate a replacement director, which nominee shall be reasonably acceptable to the nominating committee of the Company’s Board of Directors (which approval shall not be unreasonably withheld), and the Company will use its reasonable best efforts to take all action necessary (including the solicitation of proxies on such person’s behalf) to ensure such person is elected by the stockholders of the Company to the Company’s Board of Directors at the next meeting of the Company’s stockholders at which Class III directors are elected.   Any director nominated by Purchaser in accordance with Section 4.07(a) may be removed at any time and from time to time, with or without cause (subject to the bylaws of the Company as in effect from time to time and any requirements of law), in Purchaser’s sole discretion.

(c) At such time as Purchaser shall no longer own shares of Common Stock representing at least five percent of the Common Stock then outstanding, this Section 4.07 shall terminate and be of no further force or effect.

Section 4.08.   Confidentiality Agreement; Publicity.

(a) Effective on the Initial Closing Date, the Purchaser and its Affiliates will be released from their obligations under paragraph 11 of the Confidentiality Agreement and the Confidentiality Agreement will otherwise continue to remain in full force and effect.

(b) Notwithstanding anything to the contrary in the Confidentiality Agreement, Purchaser may disclose Proprietary Information (as defined in the Confidentiality Agreement) to prospective debt and equity financing sources for the Transactions contemplated hereby, provided that any such disclosure shall not relieve Purchaser of its obligations with respect to the continued confidentiality of such information pursuant to the Confidentiality Agreement.

Section 4.09.   PORTAL and CUSIPs and DTC Eligibility.  The Company will use its reasonable best efforts to (a) permit the Springing Lien Notes issued pursuant to this Agreement to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to the PORTAL Market as of the Closing or as promptly as practicable thereafter, (b) obtain all necessary Committee on Uniform Securities Identification Procedures numbers (CUSIP numbers) for the Springing Lien Notes issued pursuant to this Agreement required for creating a market in the Springing Lien Notes traded pursuant to Rule 144A under the Securities Act or which are not “restricted securities” for purposes of Rule 144 under the Securities Act and (c) make the Securities issued and sold in accordance with this Agreement eligible for clearance and settlement through the facilities of the Depository Trust Company.

Section 4.10.   NASDAQ.   The Company shall use its reasonable best efforts to obtain approval from the NASDAQ for the listing on the NASDAQ of the Purchased Common Stock issued at the Initial Closing and issuable after such date pursuant to the terms and conditions hereof as soon as practicable after the Initial Closing Date, subject to notice of issuance only with respect to shares of Purchased Common Stock issuable after the Initial Closing Date.

Section 4.11.   Replacement of Revolving Credit Facility.   The Company shall use its commercially reasonable efforts to obtain, and enter into customary agreements on terms  reasonably satisfactory to Purchaser in its capacity as a holder of Springing Lien Notes with respect to, a replacement for and access to a secured revolving credit facility of up to $300,000,000.

Section 4.12.   10-K Filing.   The Company shall, as soon as reasonably practicable but in any event within the period prescribed therefor under the rules and regulations of the SEC, file with the SEC its annual report on Form 10-K (or such successor form prescribed by the SEC) for the year ended December 31, 2007, which filing shall include, for the avoidance of doubt, all material non-public information which the Company has provided to Purchaser in connection with its consideration of this Agreement and the Transactions (to the extent it remains material non-public information at such time).

Section 4.13.   Purchaser Acquisition of Additional Common Stock.   From the Initial

Closing Date until the earlier of: (a) the date the condition contemplated by Section 5.03(d) has been satisfied, and (b) the date the obligation to consummate the purchase and sale of the Springing Lien Notes at the Final Closing is terminated in accordance with Section 6.04, Purchaser shall not and shall cause its Affiliates not to, purchase any shares of Common Stock in addition to the shares of Common Stock owned as of the date hereof and set forth in Purchaser Schedule 3.02(i), except for the shares of Purchased Common Stock issuable pursuant to this Agreement.

Section 4.14.   Use of Proceeds.  Upon receipt of any proceeds from the sales of Securities contemplated by this Agreement, the Company shall immediately contribute the  amount of such cash proceeds contemplated to be contributed by Article II to its intermediate Subsidiary holding company that owns E*Trade Bank, and cause such intermediate Subsidiary holding company to immediately contribute the full amount of such proceeds to E*Trade Bank.

Section 4.15.   Investment Policy Covenant.   Notwithstanding anything herein or anywhere else in this Agreement to the contrary, during the period beginning on the Initial Closing Date and ending January 1, 2010 (or such earlier date as the Springing Lien Notes are no longer outstanding), without the prior written consent of Purchaser, the Company will not permit E*Trade Bank to, and shall cause E*Trade Bank not to, purchase for its own account:

(a) asset-backed securities, collateralized debt obligations, collateralized loan obligations and similar instruments, including any derivative products based on any of the foregoing,

(b) preferred securities and common stock of any Person other than (x) the common stock of the Company or any of its Subsidiaries otherwise permitted to be issued hereunder or (y) the Capital Stock of Federal Home Loan Banks,

(c) indebtedness that is, at the time of such purchase, (x) rated lower than “A-” from S&P and “A3” from Moody’s (in each case, with stable outlook) or (y) issued by corporations incorporated in any jurisdiction other than a state of the United States of America or the District of Columbia,

(d) (w) any second lien mortgage loan, (x) any mortgage loan with a combined loan to value ratio of greater than 80%, (y) any mortgage loan borrowed by a Person with a FICO score of less than 700 at the time of origination or (z) any mortgage loan that is not a “full documentation loan,” or

(e) any home equity lines of credit;

provided that:

(1)           notwithstanding the foregoing clauses (a) through (e), (1) any purchase or agreement to purchase entered into prior to the date hereof shall be permitted, (2) any purchase of securities issued by Federal National Mortgage Association or Freddie Mac shall be permitted, and (3) none of the restrictions in the foregoing clauses (i) through (v) shall apply during any fiscal quarter of E*Trade Bank immediately following the quarter in which its regulatory capital exceeds the amount of regulatory capital required for it to be Well Capitalized by $500 million;

(2)           “purchase for its own account” shall mean purchases of assets subject to E*TRADE Bank’s investment policy and included in an “investment portfolio” (as defined in FASB 115); and

(3)           for purposes of clauses (iv) and (v) above, the term “purchase for its own account” shall mean purchases in the secondary market and shall not include purchases of such mortgage loans or equity lines of credit originated by any Affiliate of the Company.

Section 4.16.    Put Rights.

(a)   If the condition set forth in Section 5.03(d) has not been satisfied prior to January 15, 2008, then Purchaser, upon not less than 15 nor more than 30 days’ prior written notice to the Company and the Trustee (as defined in the Springing Lien Notes Indenture), may require the Company to redeem all, but not less than all, of the Proportionate Percentage as of December 1, 2009 of Springing Lien Notes held by the Purchaser or its Affiliates on December 1, 2009 at a redemption price in cash equal to (i) 115.00% of the principal amount of such Springing Lien Notes plus (ii) accrued and unpaid interest thereon through December 1, 2009.  Upon consummation of such redemption, the Company shall have no further obligation under this Agreement with respect to the shares of Purchased Common Stock that remain unissued as of such date.

(b)   This section shall expire and have no further effect if at any time prior to December 1, 2009 the condition set forth in Section 5.03(d) is satisfied and the Purchaser has been issued all of the Purchased Common Stock to be issued by the Company under this Agreement.

(c)   “Proportionate Percentage” shall mean, as of any date, the product of (i) $1,750,000,000 less the aggregate principal amount of Springing Lien Notes not held by Purchaser or its Affiliates, multiplied by (ii) a fraction (A) the numerator of which is the Undelivered Common Stock as of such date and (B) the denominator of which is the total number of shares of Purchased Common Stock to be issued under this Agreement.

(d)   For the avoidance of doubt, the rights under this Section 4.16 may not be transferred by Purchaser to any subsequent holder of the Springing Lien Notes.

Section 4.17.   Call Rights.

(a)  If the condition set forth in Section 5.03(d) has not been satisfied prior to May 29, 2008, then at any time following such date, the Company may redeem from Purchaser and its Affiliates all but not less than all of the Proportionate Percentage of Springing Lien Notes held by Purchaser and its Affiliates, upon not less than 15 nor more than 30 days’ prior written notice, at a redemption price in cash equal to (i) 101% of the principal amount of the Springing Lien Notes  redeemed plus (ii) the Call Premium as of, and accrued and unpaid interest if any to, the date of redemption (the “Redemption Date”).  Upon consummation of such redemption, the

Company shall have no further obligation under this Agreement with respect to the shares of Purchased Common Stock that remain unissued as of such date.

(b) If a Change of Control Agreement is entered into within 18 months of the Redemption Date, then upon consummation of the transactions contemplated by such Change of Control Agreement the Company will make a further payment to Purchaser equal to (x) (A) the per share payment in respect of a share of Common Stock pursuant to such Change of Control Agreement less (B) the Redemption Date Value multiplied by (y) the Undelivered Common Stock as of the Redemption Date.  The payment pursuant to this Section 4.16(b) shall be disregarded if the application of the formula above would yield a negative number.

(c) The “Call Premium” means an amount in dollars equal to (x)the Undelivered Common Stock as of the Redemption Date multiplied by (y) the Redemption Date Value.

(d) The “Redemption Date Value” means the average of closing prices of the Common Stock on the NASDAQ over the ten trading day period ending the last day prior to the Redemption Date.

Section 4.18.   Change of Control.

(a) If, prior to the date that all of the shares of Purchased Common Stock issuable to Purchaser pursuant to this Agreement have been issued to Purchaser, a Change of Control occurs or the Company enters into a Change of Control Agreement, then the Company must pay to Purchaser simultaneously with the consummation of any such transaction that would give rise to such Change of Control an amount in cash (a “Change of Control Payment Amount”) equal to the value that would have been payable upon closing of such Change of Control transaction with respect to the Undelivered Common Stock as of the date of the consummation of such Change of Control transaction, which Change of Control Payment Amount is independent of any amounts that Purchaser or its Affiliates may actually receive as a result of such transaction in consideration of Common Stock or Springing Lien Notes owned by Purchaser or its Affiliates as of such date.  Upon Purchaser’s receipt of such payment, the Company shall have no further obligation under this Agreement with respect to the shares of Purchased Common Stock that remain unissued as of such date.

(b) “Undelivered Common Stock” means, as of any date, the number of shares of the Company’s Common Stock equal to the difference between (i) 79,867,087 and (ii) the number of shares of Purchased Common Stock issued as of such date.

ARTICLE V

Conditions

Section 5.01.   Conditions of Purchase at Initial Closing.  The obligations of Purchaser to complete the Initial Closing and pay the Initial Consideration are subject to satisfaction or waiver of each of the following conditions precedent by Purchaser:

(a)  Representations and Warranties; Covenants.

(i)           The representations and warranties of the Company (i) contained in Section 3.01(e)(i) of this Agreement shall be true and correct in all material respects, (ii) contained in Sections 3.01(g)(iii) and 3.01(u) shall be true and correct in all respects and (iii) contained in any other Section of this Agreement and in the Ancillary Documents shall be true and correct (disregarding all qualifications or limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case on and as of the date of this Agreement or the date of such Ancillary Documents, as the case may be, and on and as of the Initial Closing Date with the same effect as though made on and as of such respective dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date); and

(ii)           the Company shall have performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Initial Closing.

(b) Material Adverse Effect.  Except as disclosed in the Company Disclosure Schedule, there shall not have occurred, since the date hereof, any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) Company Certificate.  The Company shall have delivered to Purchaser a certificate, dated the Initial Closing Date, signed by an executive officer of the Company, to the effect that the conditions set forth in Section 5.01(a) and Section 5.01(b) have been satisfied to the best knowledge of the officer executing the same.

(d) No Adverse Law, Action or Decision or Injunction.  There shall not be in effect any law, rule or regulation or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.

(e) Regulatory Approvals.

(i)           All material permits, consents, authorizations, orders and approvals of, and filings and registrations required under any federal, state or foreign law, rule or regulation for or in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation by the parties hereto of the Transactions to take place on the Initial Closing Date contemplated on such parties’ part hereby and thereby shall have been obtained or made, including without limitation, any required foreign competition approvals and all statutory waiting periods thereunder in respect thereof shall have expired.

(ii)           The OTS shall have approved or not objected to the notice filed by the Company pursuant to 12 CFR 563.22(c) with respect to the sale of the ABS Assets.

(f) Closing Deliveries.  Purchaser shall have received the items to be delivered by the Company pursuant to Section 2.01(a)(ii).

(g) ABS Assets.  The purchase of the ABS Assets pursuant to the ABS Purchase Agreement shall be completed immediately after the contribution contemplated by Section 2.01(a)(ii)(D) and Section 4.14 and as part of the Initial Closing.

(h) Regulatory Enforcement.  Except as disclosed in the Company Disclosure Schedule, as of the date hereof, neither the OTS nor any other Governmental Entity has (i) initiated an administrative or enforcement investigation or proceeding, or has taken any remedial action, including the imposition of a cease and desist order, against the Company or any of its subsidiaries, directors, officers or employees or (ii) changed the status of any investigation, including without limitation the SEC informal inquiry initiated on October 17, 2007.

(i) Legal Opinion.  The Purchaser shall have received, dated the Initial Closing Date and addressed to the Purchaser, an opinion of Davis Polk & Wardwell, outside counsel to the Company, in the form attached hereto as Schedule 5.01(i).

(j) Revolving Credit Facility.  The Company’s revolving credit facility shall have been terminated effective prior to the Initial Closing.

(k) Simultaneous Closing.  Except for the purchase of the ABS Assets, all transactions to be completed on the Initial Closing Date pursuant to Section 2.01(a) shall be completed simultaneously with the Initial Closing.

Section 5.02.   Conditions of Sale at Initial Closing.  The obligation of the Company to issue and sell the Securities and sell the ABS Assets at the Initial Closing as contemplated by Section 2.01(a)(i) is subject to satisfaction or waiver of each of the following conditions precedent:

(a) Representations and Warranties; Covenants.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Initial Closing Date with the same effect as though made on and as of such dates (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), and Purchaser shall have performed all obligations and complied with all covenants required hereunder to be performed by it at or prior to the Initial Closing.

(b) Purchaser’s Certificate.  An executive officer of Purchaser shall have delivered to the Company a certificate, dated the Initial Closing Date, to the effect that the condition set forth in Section 5.02(a) has been satisfied to the best knowledge of the officer executing the certificate.

(c) No Adverse Action or Decision or Injunction.  There shall not be in effect any law, rule or regulation or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions.

(d) Closing Deliveries.  The Company shall have received the items to be delivered by Purchaser pursuant to Section 2.01(a)(ii).

(e) Purchase of ABS Assets.  The purchase of the ABS Assets pursuant to the ABS Purchase Agreement shall be completed immediately after the contribution contemplated by Section 2.01(a)(ii)(D) and Section 4.14 and as part of the Initial Closing.

Section 5.03.   Conditions of Purchase at Final Closing.  The obligations of Purchaser to complete the Final Closing and to pay the Final Cash Consideration at the Final Closing are subject to satisfaction or waiver (to the extent permitted by applicable law) of each of the following conditions precedent by Purchaser:

(a) No Adverse Law, Action or Decision or Injunction.  There shall not be in effect any law or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions to be consummated at the Final Closing Date.

(b) Antitrust Approvals.  Any applicable waiting period under the HSR Act relating to the issuance of the Purchased Common Stock issued after the Initial Closing Date shall have expired or been terminated.

(c) Final Closing Deliveries.  Purchaser shall have received the items to be delivered by the Company pursuant to Section 2.01(b)(ii).

(d) OTS Approval.  The OTS shall have accepted a rebuttal of control submission for the proposed Transactions without, unless approved by Purchaser in its sole discretion,  imposition of any Burdensome Condition.

(e) Legal Opinion.  The Purchaser shall have received, dated the Final Closing Date and addressed to the Purchaser, an opinion of Davis Polk & Wardwell, outside counsel to the Company, in the form attached hereto as Schedule 5.03(e).

Section 5.04.   Conditions of Sale at Final Closing.  The obligation of the Company to issue the shares of Purchased Common Stock listed in Section 2.01(b)(i) (subject to the provisions of Section 2.01(b)(iii)), and the Springing Lien Notes to be issued at the Final Closing is subject to satisfaction or waiver (to the extent permitted by applicable law) of each of the following conditions precedent:

(a)  No Adverse Action or Decision or Injunction.  There shall not be in effect any law or any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Transactions to be consummated at the Final Closing.

(b) Antitrust Approvals.  Any applicable waiting period under the HSR Act relating to the issuance of the Purchased Common Stock issued after the Initial Closing Date shall have expired or been terminated.

(c) Closing Deliveries.  The Company shall have received the items to be delivered by Purchaser pursuant to Section 2.01(b).

ARTICLE VI

Miscellaneous

Section 6.01.   Survival of Representations and Warranties.  All covenants and agreements shall survive the Initial Closing Date and the Final Closing Date until expired in accordance with their terms.   Except for the representations and warranties contained in (i) Section 3.01(a), Section 3.01(b), Section 3.01(c)(i), Section 3.01(e)(i), Section 3.01(v) and Section 3.01(x) and (ii) Section 3.02(a), Section 3.02(b) and Section 3.02(e), which shall survive the Initial Closing and Final Closing until the latest date permitted by law, the representations and warranties made herein or in any Ancillary Documents or in any certificates delivered in connection with the Initial Closing or the Final Closing, as applicable, shall survive the Final Closing for a period of two years and shall then expire.

Section 6.02.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

(a) If to the Company, to:

E*TRADE Financial Corporation
671 N. Glebe Road
Arlington, VA 22203
Attention:  Arlen W. Gelbard, Esq.
                  Chief Administrative Officer & General Counsel
Fax:  (703) 236-7223

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention:  Daniel G. Kelly, Jr.
                  John D. Amorosi
Fax:  (212) 450-3800

(b) If to Purchaser:

Wingate Capital Ltd.
c/o Citadel Limited Partnership
131 South Dearborn Street
Chicago, IL 60603
Attention:  Adam Cooper, Esq.
Fax:  (312) 267-7444

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert C. Schwenkel Thomas P. Vartanian Fax: (212) 859-4000

or to such other address or addresses as shall be designated in writing.  All notices shall be effective when received.

Section 6.03.    Entire Agreement; Third Party Beneficiaries; Amendment.  This Agreement, the Confidentiality Agreement and the Ancillary Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the Transactions, and, other than as set forth in Section 4.04(d) and Section 6.09, are not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.  No investigation by any Purchaser of the Company prior to or after the date hereof shall stop or limit Purchaser from exercising any right hereunder or be deemed to be a waiver of any such right.

Section 6.04.   Termination of Final Closing Obligation.  If the purchase and sale of the Springing Lien Notes contemplated to occur at the Final Closing shall not have occurred on or prior to September 30, 2008, then the obligations of the parties to consummate such purchase and sale shall automatically terminate at such date.

Section 6.05.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same documents.

Section 6.06.   Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

Section 6.07.   Public Announcements.  Subject to each party’s disclosure obligations imposed by law and notwithstanding any provision to the contrary contained in the Confidentiality Agreement, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the Transactions, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto.  In conjunction with the Company’s and Purchaser’s joint public disclosure of this Agreement and the transactions contemplated hereby (which shall occur no later than 24 hours following the execution of this Agreement), the Company will pre-announce fourth quarter 2007 incremental provisions for the Company’s One-to-Four Family (1st Lien) and Home Equity Loan Portfolios (the “Loan Portfolio Announcement”).

Section 6.08.   Expenses.  Upon the occurrence of the Initial Closing, and from time to time afterward in connection with the Transactions contemplated hereby and as requested by the Purchaser, the Company will reimburse the Purchaser for all reasonable, documented, out-of-pocket expenses (including fees and expenses of legal counsel and accounting consultants) incurred by Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including Purchaser’s due diligence review of the Company and the negotiation of all definitive documentation entered into in connection with the transactions contemplated by this Agreement) up to a maximum reimbursement of $8,000,000.  If the Initial Closing shall not occur, each party shall bear its own costs and expenses.

Section 6.09.   Indemnification.

(a) The Company agrees to indemnify and hold harmless Purchaser, each Affiliate of Purchaser and each officer, director, employee, partner, member, shareholder and agent of the Purchaser and their Affiliates in their respective capacities as such (the “Purchaser Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, damages, losses, deficiencies, liabilities, penalties, fines, interest, costs, judgments, amounts paid in settlement (subject to the penultimate sentence of Section 6.09(g) below) and expenses (including, without limitation, the cost and expenses of any litigations, actions, judgments and settlements related thereto, and the reasonable costs and expenses of attorneys and accountants incurred in the investigation or defense thereof or the enforcement of rights hereunder) (collectively, “Loss”) arising out of or resulting from (i) subject to the provisions set forth in Section 6.09(c) and Section 6.09(d), any inaccuracy in or breach of the representations or warranties made by the Company in this Agreement or any Ancillary Document, (ii) any breach of or failure to comply with the covenants and agreements of the Company or any of its Subsidiaries under this Agreement or any Ancillary Document; or (iii) any action, claim, suit, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company or any Purchaser Indemnitee) against or involving a Purchaser Indemnitee relating to the execution and delivery of this Agreement and the Ancillary Documents or the performance by the parties of their obligations hereunder and thereunder or the consummation of the Transactions contemplated hereby and thereby, except, with respect to this clause (iii), to the extent it is determined pursuant to a final, non-appealable order of a court with competent jurisdiction that the Purchaser Indemnitees’ liability is based on acts of the Purchaser Indemnitee constituting fraud, gross negligence, willful misconduct or violations of applicable law.

(b) Purchaser agrees to indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors, employees and agents in their respective capacities as such (the “Company Indemnitees”), to the fullest extent lawful (i) subject to the provisions set forth in Section 6.09(e), from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations or warranties made by Purchaser in this Agreement or any Ancillary Document, and (ii) any breach of or failure to comply with the covenants and agreements of Purchaser under this Agreement or any Ancillary Document.

(c) For purposes of the indemnity contained in Section 6.09(a)(i), the Material Adverse Effect and other materiality (or correlative meaning) qualifications included in the representations and warranties contained herein shall have no effect on any provisions in this Section 6.09 concerning the indemnities of the Company or Purchaser with respect to such representations and warranties, each of which representations and warranties shall be read as though there were no Material Adverse Effect or other materiality qualification for purposes of such indemnities.

(d) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, the Purchaser Indemnitees shall not make a claim against the Company for indemnification under Section 6.09(a)(i) (not including indemnification for breaches of the representations and warranties made by the Company in Section 3.01)(e)) for Purchaser Losses unless and until the aggregate amount of Purchaser Losses under Section 6.09(a)(i) (not including indemnification for breaches of the representations and warranties made by the Company in Section 3.01(e)) exceeds $100,000,000 (the “Deductible”) and then the Purchaser Indemnitees shall be entitled to indemnification for all Losses in excess of the Deductible. The aggregate amount of Purchaser Losses for which the Company is obligated to indemnify Purchaser in respect of claims under Section 6.09(a)(i) shall not exceed $1,500,000,000 (the “Cap”) (it being acknowledged and agreed that Purchaser shall be responsible for only a pro rata share of the Deductible and shall be subject to a pro rata share of the Cap calculated based on the aggregate amount of Springing Lien Notes issuable to Purchaser under this Agreement in proportion to the Springing Lien Notes issued to Persons other than Purchaser).

(e) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, the Company Indemnitees shall not make a claim against Purchaser for indemnification under Section 6.09(b)(i) for Company Losses unless and until the aggregate amount of Company Losses under Section 6.09(b)(i) exceeds the Deductible and then the Company Indemnitees shall be entitled to indemnification for all Losses in excess of the Deductible.  The aggregate amount of Company Losses for which Purchaser is obligated to indemnify the Company in respect of claims under Section 6.09(b)(i) shall not exceed $1,500,000,000.

(f) A party obligated to provide indemnification under this Section 6.09 (an “Indemnifying Party”) shall reimburse the indemnified parties of the other party (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  If an Indemnified Party makes a claim under this Section 6.09 for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(g) An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.09 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof unless there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall pay such expenses; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense).  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(h) The obligations of the Indemnifying Party under this Section 6.09 shall survive the transfer or redemption of the Securities, the Initial Closing, the Final Closing and termination of this Agreement, any Ancillary Document, and the Transactions.  The agreements contained in this Section 6.09 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.  The Indemnifying Party consents to personal jurisdiction, service and venue in any court in the continental United States in which any claim subject to this Agreement is brought against any Indemnified Party.

(i) The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 6.09 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim, after giving effect to any taxes payable by the Indemnified Party on receipt of any indemnification hereunder with respect to such claim and any tax benefit actually realizable (including deductions) by the Indemnified Party with respect to such claim for tax purposes.

(j) In addition to and without limitation of any other indemnities in this Agreement, as a protection to the Purchaser against the existence of issued shares or other securities of the Company not disclosed in Section 3.01(e), in the event that, at any time after the Initial Closing, the representation and warranty set forth in the last sentence of Section 3.01(e)(i) is determined not to have been true as of the Initial Closing, the Company shall issue to the Purchaser, at no cost to the Purchaser, an additional amount of Common Stock such that, if such issuance of additional Common Stock had been made under this Agreement, such representation and warranty would have been true and accurate in all respects at the Initial Closing.

(k) Notwithstanding anything to the contrary in this Section 6.09, if and to the extent any Ancillary Document provides for indemnification with respect to matters for which indemnity is provided by Section 6.09(a) or Section 6.09(b) of this Agreement, the indemnity provisions of such Ancillary Document shall govern and control.

Section 6.10.   Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that, subject to applicable law, Purchaser may (prior to or following the Initial Closing or prior to the Final Closing) assign all or any portion of its right to be issued Securities under this Agreement to any proposed transferee (who is not a Competitor) in a transfer in compliance with applicable law that (a) makes substantially similar investment representations to the Company as made by the Purchaser in Section 3.02 and acknowledgements made in Section 4.04(a)-(d), and (b) to the extent such transferee receives shares of Purchased Common Stock, as a condition of such Transfer, shall be bound by restrictions substantially similar to the provisions of Section 4.04(e) and Section 4.04(f) (with the Company as a third party beneficiary of such agreement), but no such assignment shall relieve Purchaser of its obligations hereunder; provided, further, that the Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior consent of Purchaser.    In connection with the purchase by any assignee of Springing Lien Notes pursuant to this Section 6.10, the Company shall, to the extent deliverable, deliver to such assignee a certificate of the Chief Financial Officer of the Company, dated the date of such purchase, certifying that such issuance does not violate the terms and conditions of the Company’s outstanding indebtedness.

Section 6.11.   Remedies; Waiver.  To the extent permitted by law, all rights and remedies existing under this Agreement or any Ancillary Documents are cumulative to, and are exclusive of, any rights or remedies otherwise available under applicable law.  No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 6.12.   Securities Contract; Qualified Financial Contract.  This Agreement is intended to be a “securities contract” within the meaning of section 741 of title 11 of the United States Code.  This Agreement is intended to be a “qualified financial contract” within the meaning of section 1821(e)(8) of title 12 of the United States Code and the Company agrees to maintain this Agreement and the evidence of authority in its official books and records.

Section 6.13.   Consent to Jurisdiction; WAIVER OF JURY TRIAL.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement, any of the Ancillary Documents or the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, any of the Ancillary Documents or the Transactions in any court other than a Federal or state court located in the Borough of Manhattan in the City of New York, New York.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.14.   Severability.  If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect; provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party.  In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof.  To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.15.   Headings.  The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.16.   Aggregation.   For purposes of the rights of Purchaser that are contingent on ownership of Common Stock, under Sections 4.02, 4.03 and 4.07, Purchaser’s ownership of Common Stock then outstanding shall be calculated in the aggregate among Purchaser and its controlled Affiliates.

Section 6.17.   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.18.   Arm’s Length Transactions.  This Agreement and the Transactions contemplated hereby have been negotiated and entered into by the parties on an arms-length basis, and the Company expressly acknowledges and agrees that neither Purchaser nor any of its Affiliates is, or has acted in any capacity as, an advisor to the Company in connection with this Agreement or the Transactions contemplated hereby.

Section 6.19.   No Presumption.  If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement or any Ancillary Document, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement or any Ancillary Document was prepared by or at the request of a particular party or its counsel.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

E*TRADE FINANCIAL CORPORATION

By: /s/ R. Jarrett Lilien
Name:	R. Jarrett Lilien
Title:	President and COO

WINGATE CAPITAL LTD.

By: /s/ Adam Cooper
Name:	Adam Cooper
Title:	Senior Managing Director and General Counsel

[Investment Agreement Signature Page]